Exhibit 2.2

[***] = CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED AND/OR IS THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, AND HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

Execution Copy

ROSE LIFESCIENCE INC.

UNANIMOUS SHAREHOLDER AGREEMENT

November 15, 2021

- i -

TABLE OF CONTENTS

(continued)

- ii -

UNANIMOUS SHAREHOLDER AGREEMENT

THIS AGREEMENT is made as of the 15th day of November, 2021

A M O N G:

VILLAGE FARMS INTERNATIONAL, INC., a corporation formed under the laws of Canada (“Village Farms”)

– and –

[***Redacted – Commercially Sensitive Information***]., a corporation formed under the laws of Canada, and [***Redacted – Commercially Sensitive Information***]a corporation formed under the laws of Canada (each a “Management Shareholder” and, together, the “Management Shareholders”)

– and –

Any other holder of Corporation Securities from time to time that executes an assumption agreement substantially in the form attached as Schedule B to this Agreement or other agreement in form and substance satisfactory to the Board pursuant to which such holder becomes bound by this Agreement

– and –

ROSE LIFESCIENCE INC., a corporation formed under the laws of Canada (the “Corporation”)

RECITALS:

A.

The authorized capital of the Corporation consists of an unlimited number of Class “A” common shares, Class “B” common shares, Class “C” common shares, Class “D” common shares and Class “E” preferred shares, of which [***Redacted – Commercially Sensitive Information***] Class “A” common shares and [***Redacted – Commercially Sensitive Information***] Class “D” common shares are issued and outstanding.

B.

All of the outstanding Corporation Securities are held by the Persons and in the amounts set out in Schedule A hereto, and as of the date hereof, the Corporation has no equity securities issued and outstanding except as set forth on such Schedule.

C.

The parties wish to enter into this Agreement to provide for the conduct of the business and affairs of the Corporation, to provide for restrictions on the transfer and ownership of Corporation Securities and to govern their relationship as Shareholders with the intent that it shall constitute a unanimous shareholder agreement under the Act.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement,

1.1.1 “Act” means the Canada Business Corporations Act, as the same may be amended from time to time and any successor legislation thereto, except where otherwise expressly provided;

1.1.2 “Affected Principal” has the meaning attributed to such term in section 6.1.1;

1.1.3 “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), Controls, is Controlled by, or is under common Control with such Person, and includes any executors, estate, heirs or personal legal representatives of such Person, provided that the Corporation and its Subsidiaries shall be deemed not to be Affiliates of any Shareholder for purposes hereof;

1.1.4 “Agreement” means this agreement and all Schedules, if any, attached to this agreement, in each case as they may be supplemented or amended from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement, and unless otherwise indicated, references to Articles and sections are to the specified Articles and sections in this agreement;

1.1.5 “Arm’s Length” has the meaning attributed to such term for the purposes of the Tax Act;

1.1.6 “Articles” means the articles of incorporation and by-laws of the Corporation, as amended or restated from time to time;

1.1.7 “Board” means the board of directors of the Corporation;

1.1.8 “Business” means, at the relevant time, the business carried on by the Corporation and its Subsidiaries which, as at the date hereof, is the business of developing, producing, marketing, selling and distributing cannabis products and all related ancillary business;

1.1.9 “Business Day” means any day that is not a Saturday, Sunday or any other day on which the main branches of commercial banks in Delta, British Columbia or Montréal, Québec are not open for business during normal business hours;

1.1.10 “Call Right Price” has the meaning attributed to such term in section 4.2.3;

1.1.11 “Class A Shares” means the Class “A” common shares in the capital of the Corporation;

1.1.12 “Class D Shares” means the Class “D” common shares in the capital of the Corporation;

1.1.13 “Confidential Information” means all private information, whether in written, oral, electronic or other format, concerning the Corporation and its Subsidiaries, and their respective businesses, including, but not limited to, information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, producers, growers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation or transformation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information regardless of whether such information is marked as confidential and/or proprietary;

1.1.14 “Control” means:

1.1.14.1 when applied to the relationship between a Person and a corporation, the direct or indirect ownership by such Person at the relevant time of shares of such corporation carrying more than the greater of 50% of the voting rights ordinarily exercisable at meetings of shareholders of such corporation and the percentage of voting rights ordinarily exercisable at meetings of shareholders of such corporation that are sufficient to elect a majority of the directors of such corporation; and

1.1.14.2 when applied to the relationship between a Person and a partnership, limited liability company, trust or joint venture, the direct or indirect ownership by such Person at the relevant time of more than 50% of the ownership interests of the partnership, limited liability company, trust or joint venture in circumstances where it can reasonably be expected that such Person directs the affairs of the partnership, limited liability company, trust or joint venture, or acting in a capacity as (or similar to the capacity of) manager, general partner or trustee thereof;

1.1.14.3 and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided that a Person (the “first-mentioned Person”) who Controls a corporation, partnership, limited liability company, trust or joint venture (the “second-mentioned Person”) shall be deemed to Control a corporation, partnership, limited liability company, trust or joint venture which is Controlled by the second-mentioned Person, and so on;

1.1.15 “Corporation” has the meaning attributed to such term in the preamble to this Agreement and includes any successor to the Corporation resulting from any amalgamation of or including the Corporation or any continuance under the laws of another jurisdiction;

1.1.16 “Corporation Securities” means (i) the shares or equity securities of the Corporation currently authorized at the date hereof, (ii) any shares or equity securities into which the shares or equity securities of the Corporation may be converted or changed or which result from a consolidation, subdivision, reclassification or redesignation of the shares or securities of the Corporation, (iii) any shares or equity securities which are received as a stock dividend or distribution payable in shares or equity securities of the Corporation, (iv) any shares of the Corporation received on the exercise of any option, warrant or other similar right and any shares or equity securities which may be received by the parties hereto or bound hereby as a result of an amalgamation, merger, arrangement or other reorganization of or including the Corporation and (v) where the context permits, includes any instrument of the Corporation that is convertible into Corporation Securities or equity securities or evidences the right to acquire Corporation Securities or equity securities;

1.1.17 “Deemed VF Liquidity Event” means [***Redacted – Commercially Sensitive Information***]

1.1.18

1.1.19

1.1.20

1.1.21 “Directors” means the members of the Board;

1.1.22 “Disability” has the meaning attributed to such term in a Management Shareholder’s (or the Principal of such Management Shareholder’s) employment agreement with the Corporation or any of its Subsidiaries, or if not so defined in such Person’s employment agreement with the Corporation or any of its Subsidiaries, then it means a physical or mental incapacity of an individual that has prevented such individual from performing the duties customarily assigned to such individual for 180 calendar days, whether or not consecutive, out of any twelve (12) consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree;

1.1.23 “Disputes” has the meaning attributed to such term in section 6.1;

1.1.24 “EBITDA Dispute” have the meaning attributed to such term in section 2.4.2;

1.1.25 “Fiscal Year” means the fiscal year of the Corporation ended on the 31st day of December in each year or as determined by the Board from time to time;

1.1.26 “Governmental Approval” means the consent of any Governmental Authority which may be required at any time and from time to time to ensure that a purchase of Corporation Securities is not in contravention of any law, regulation, rule or published policy of, or administered by, such Governmental Authority or which may be required in order to ensure that, notwithstanding the transfer of all or any part of the Corporation Securities, the holding or continued holding by the Corporation or any of its Subsidiaries of any material franchise, license, permit or other permission or authority required to carry on its business is unaffected;

1.1.27 “Governmental Authority” means: (i) any multinational, federal, state, provincial, municipal, local or other government, governmental or public department, ministry, central bank, court, commission, commissioner, minister, governor-in-counsel, cabinet, board, bureau, agency, tribunal or instrumentality domestic or foreign; (ii) any subdivision or authority of any of the foregoing; and (iii) any self-regulated organization or other non-governmental regulatory authority or quasi-governmental or private body, in each case which exercises any regulatory, expropriation or taxing authority under or for the account of any of the entities listed in (i) through (iii);

1.1.28 “Independent Valuator” has the meaning attributed to such term in section 2.4.4;

1.1.29 “Management Shareholders” has the meaning attributed to such term in the preamble to this Agreement and includes, as applicable, each Management Shareholder’s successors;

1.1.30 “NASDAQ” means The Nasdaq Stock Market LLC;

1.1.31 “Objection Notice” has the meaning attributed to such term in section 2.4.2;

1.1.32 “Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

1.1.33 “Power of Attorney” means the irrevocable power of attorney granted by the applicable Shareholders to Village Farms pursuant to and in accordance with section 1.8;

1.1.34 “Principal” with respect to a given Shareholder, means the individual appearing opposite such Shareholder in Schedule C, as amended from time to time by the Board;

1.1.35 “Proportionate Share” means the fraction obtained by dividing the number Class A Shares and Class D Shares outstanding at the relevant time by the aggregate number of Class D Shares being acquired at such time;

1.1.36 “Put Right Event” has the meaning attributed to such term in section 4.1.2;

1.1.37 “Put Right Notice” has the meaning attributed to such term in section 4.1.1;

1.1.38 “Put Right Notice Date” has the meaning attributed to such term in section 4.1.1;

1.1.39 “Put Right Price” has the meaning attributed to such term in section 4.1.3;

1.1.40 “Share Purchase Agreement” means the share purchase agreement among Village Farms, the Management Shareholders, [***Redacted – Commercially Sensitive Information***]., [***Redacted – Commercially Sensitive Information***]. and the Corporation, dated November 15, 2021;

1.1.41 “Shareholder” means any Person who is a holder of Corporation Securities;

1.1.42 “Statement of EBITDA” has the meaning attributed to such term in section 2.4.1;

1.1.43 “Subsidiary” means a subsidiary within the meaning of the Act;

1.1.44 “Tax Act” means the Income Tax Act (Canada), as the same may be amended from time to time, and any successor legislation thereto;

1.1.45 “Transfer” includes, in reference to any securities, (i) any transfer of such securities, directly or indirectly, by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment, (ii) any sale, exchange, assignment, gift, donation, bequest, redemption, conversion or other disposition of such securities, directly or indirectly, including the entering into of any contract, agreement, option or other arrangement to do any of the foregoing, pursuant to which registered title or ownership of such securities (whether as principal, agent, mandatary or prête-nom) passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (iii) the granting, directly or indirectly, of any mortgage, hypothec, charge, pledge, lien, encumbrance or grant of security interest, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings. For greater certainty, a direct or indirect change of Control of any Shareholder shall constitute an indirect Transfer;

1.1.46 “U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

1.1.47 “VFF Loan” has the meaning attributed to such term in section 2.5.1;

1.1.48 “Village Farms” has the meaning attributed to such term in the preamble to this Agreement and includes, as applicable, each successor or eligible transferee of Village Farms;

1.1.49 “Village Farms Shares” means the common shares in the capital of Village Farms; and

1.1.50 “VWAP” means volume-weighted average trading price, calculated by dividing the total value by the total volume of securities traded during the relevant period as available on the Bloomberg terminal.

1.2	Headings and Table of Contents

The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3	Certain Phrases, etc.

The term “this Agreement” means this Agreement together with all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. No party, nor its respective counsel (if applicable), shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, sections, or Schedules are to Articles, sections and Schedules of this Agreement; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any Person include the successors and permitted assigns of that Person; (ix) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; and (x) the word “day” means calendar day unless Business Day is expressly specified. Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated hereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute (or regulations promulgated thereunder) thereto. Any reference to “pay” or “distribute” or words of similar meaning include any payment or distribution by the Corporation in cash or in kind whether as a dividend or return of capital or other distribution on the Corporation Securities.

1.4	Currency

Except as expressly provided in this Agreement, all amounts in this Agreement are stated and shall be paid in Canadian currency.

1.5	Invalidity of Provisions

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

1.6	Entire Agreement

This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement.

1.7	Governing Law

This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein, without regard to conflict of law principles. Each Shareholder irrevocably attorns and submits to the exclusive jurisdiction of the courts of the province of Québec, district of Montréal, in any action or proceeding arising out of, or relating to, this Agreement. Each Shareholder waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

1.8	Power of Attorney

1.8.1 Each Shareholder (other than Village Farms) hereby grants a power of attorney to Village Farms, with full power of substitution, in the name of such Shareholder only to execute and deliver all documents and instruments as necessary or useful to comply with any of the matters set forth herein, or to take any action necessary to effect any of sections 2.3, 4.2 or 4.3. Each power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Corporation and the Shareholders in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires in accordance with its terms. Each Shareholder hereby revokes any and all previous powers of attorney with respect to such Shareholder’s Corporation Securities that conflict with the power of attorney granted pursuant to this section 1.8 and shall not hereafter, unless and until this Agreement terminates or expires pursuant to its terms, purport to grant any other power of attorney with respect to any of such Shareholder’s Corporation Securities with respect to any of the matters set forth herein. Each Shareholder hereby agrees not to take any action in future which results in the termination of this power of attorney.

1.8.2 The appointment of Village Farms, pursuant to section 1.8.1, coupled with an interest, is irrevocable and shall not terminate upon the bankruptcy, dissolution, winding up, incapacity, death or insolvency of the Shareholder. Any instrument executed by Village Farms, or such Person as Village Farms may designate as attorney pursuant to the appointment provided for herein, shall be binding upon the holders of the Corporation Securities.

ARTICLE 2

MANAGEMENT OF THE CORPORATION

2.1	Compliance with Agreement

It is the intention of the Shareholders that this Agreement operate, constitute and be construed as a “unanimous shareholder agreement” for purposes of the Act, and the Shareholders agree that they shall be accorded, and be subject to, all rights and obligations attendant upon entering into a “unanimous shareholder agreement”. The Shareholders shall exercise their rights and fulfill their obligations hereunder and perform such acts as are necessary to ensure that, at all times, this Agreement is complied with to the fullest extent possible.

2.2	Approval of Fundamental Items

2.2.1 Directors are not relieved of their duties and liabilities as provided for under the Act and imposed in equity, save and except as expressly provided otherwise in this Agreement.

2.2.2 Without the prior approval of the Management Shareholders, the Corporation shall not (and shall cause its Subsidiaries not to) do any of the following:

2.2.2.1 amalgamate or merge with any other Person, or effect a plan of arrangement or other corporate reorganization (excluding an amalgamation of the Corporation with any of its wholly-owned Subsidiaries);

2.2.2.2 voluntarily initiate proceedings for its dissolution, liquidation or re-organization under bankruptcy or insolvency laws (or corporate arrangement laws if used in circumstances of insolvency);

2.2.2.3 incur any indebtedness, other than a VFF Loan;

2.2.2.4 mortgage, pledge or grant a security interest in or otherwise encumber any assets of the Corporation, or make any material amendment to the terms of any such encumbrance;

2.2.2.5 give security for or guarantee, or otherwise become liable in respect of any material debt, liability or obligation of any Person;

2.2.2.6 acquire or establish any new business or make any material change in the Business, including terminating any material part of the Business;

2.2.2.7 enter into any partnership or joint venture, establish a new operating entity or acquire any interest in any other entity;

2.2.2.8 issue any Corporation Securities, including options, or redeem or repurchase Corporation Securities;

2.2.2.9 approve the commencement and completion of the sale of all or substantially all of the assets of the Corporation or all of the Corporation Securities;

2.2.2.10 amend its Articles or other constating documents, provided that any such amendment that would adversely and disproportionately affect any Shareholder relative to the other Shareholders shall also require the prior approval of such Shareholder;

2.2.2.11 do indirectly anything that would not be permitted to be done directly pursuant to any of the foregoing or make any commitment to do any of the foregoing; or

2.2.2.12 permit or cause any of its Subsidiaries to do any of the matters contemplated by this section 2.2.2.

2.2.3 In exercising it rights granted pursuant to this section 2.2, no Shareholder shall have the duties and liabilities of a Director and each of the Shareholders waives any claims it may have against any other Shareholder in respect of such other Shareholder exercising its rights.

2.3	Waiver of Certain Rights

2.3.1 The Shareholders hereby waive, to the fullest extent possible, other than the rights specifically granted to such Shareholders hereunder, any minority approval rights, dissent rights or rights to a separate class or series vote to which they would otherwise be entitled under applicable law, except where such rights are specifically provided for in this Agreement. The Shareholders acknowledge and agree that the power of attorney granted to Village Farms in section 1.8 is intended to give effect to this section 2.3 and to the extent such power of attorney is not in force or is not enforceable for any reason, then on any matter on which the Corporation Securities are entitled to vote separately as a class or series, each such Shareholder shall vote its Corporation Securities in the same manner as Village Farms is entitled to vote such shares under section 1.8.

2.3.2 The Shareholders hereby resolve not to appoint an auditor of the Corporation with respect to any Fiscal Year unless decided otherwise by the Shareholders unanimously and each such Shareholder hereby undertakes to execute upon request in favour of the Corporation with respect to each Fiscal Year any consent or resolution dispensing with the requirement to appoint auditors in accordance with section 163(1) of the Act. Notwithstanding the above, Village Farms will provide, in accordance with applicable Canadian securities laws, consolidated annual financial statements consolidating the financial statements of Village Farms and its subsidiaries, including without limitation the Corporation (the “Village Farms Financial Statements”).

2.4	Reporting to Shareholders

2.4.1 The Corporation shall provide, or cause to be provided, to each of the Shareholders within 10 days from the filing of Village Farms Financial Statements a statement showing the EBITDA of the Corporation for such calendar year (the “Statement of EBITDA”), calculated and presented in substantially the manner and format set out in the sample Statement of EBITDA attached hereto as Schedule D (including, for greater certainty, an itemized and complete reconciliation of EBITDA to net income (loss)). EBITDA will be that line item in the Statement of EBITDA shown as “EBITDA” of the Corporation for such calendar year.

2.4.2 In the event that any affected Shareholder objects in good faith to any item in the Statement of EBITDA, the objecting party must so advise the Corporation and the other Shareholders by delivery of a written notice (the “Objection Notice”) to each of them within thirty (30) days after the delivery of the Statement of EBITDA. The Objection Notice shall set out the reasons for the objecting Shareholder’s objection.

2.4.3 If there is no dispute over the Statement of EBITDA, the Statement of EBITDA shall be deemed to have been accepted by all Shareholders for the purposes of this Agreement, including determining the Put Right Price and the Call Right Price. If a dispute over the Statement of EBITDA (an “EBITDA Dispute”) is not resolved by the Parties within thirty (30) days of delivery of an Objection Notice (an “Unresolved EBITDA Dispute”), the dispute will be resolved in accordance with section 2.4.4.

2.4.4 In the event of an Unresolved EBITDA Dispute, the Parties to the dispute shall, within five (5) Business Days, select a qualified independent valuator who shall be a professional business valuator or chartered accountant carrying on business in Canada (the “Independent Valuator”) to prepare the Statement of EBITDA, substantially in the form provided in Schedule D, for the applicable calendar year. Such Independent Valuator shall make such determination within forty-five (45) days of being retained. Such determination shall be final and binding on the Parties and the Parties shall have no further recourse.

2.4.5 The expenses of any Independent Valuator retained in accordance with section 2.4.4 shall be borne (i) fully by the Corporation, if the EBITDA of the Corporation, as determined by the Independent Valuator, is closer, in value, to the calculation provided in the Objection Notice, (ii) fully by the party that initiated the EBIDTA Dispute if the EBITDA of the Corporation, as determined by the Independent Valuator, is closer, in value, to the calculation of the Corporation and (iii) equally by the parties to the EBITDA Dispute and the Corporation if the EBITDA of the Corporation, as determined by the Independent Valuator, is at the mid-point between the respective calculations of the EBITDA of the Corporation of such parties.

2.5	Financing of the Corporation

2.5.1 The funds required for carrying on the Business (including capital expenditures) may be obtained, to the extent practicable, either from cash flow or by borrowing from Village Farms on Arm’s Length commercial terms (a “VFF Loan”).

2.5.2 Shareholders shall not be obliged to advance any funds to or on behalf of the Corporation or its Subsidiaries, to enter into any guarantee for the indebtedness of the Corporation or its Subsidiaries or to pledge their respective credit or any of their Corporation Securities on behalf of the Corporation or its Subsidiaries.

ARTICLE 3

GENERAL MATTERS RELATING TO THE HOLDING OF CORPORATION SECURITIES

3.1	Representations and Warranties by Shareholders

Each Shareholder jointly, and not solidarily, represents and warrants:

3.1.1 that such Shareholder owns as principal and not as mandatary or prête-nom the number of Corporation Securities which are expressed to be owned by it in Schedule A to this Agreement and that such Corporation Securities are not subject to any mortgage, hypothec, lien, charge, pledge, encumbrance, security interest or adverse claim (other than the terms of this Agreement) and that no Person (except as permitted hereunder) has any rights to become a holder or possessor of any such Corporation Securities or of the certificates representing such Corporation Securities other than as expressly provided herein;

3.1.2 in the case of a Shareholder other than an individual, that such Shareholder is duly formed and validly existing under the laws of its jurisdiction and has the power and capacity to enter into and give full effect to this Agreement;

3.1.3 that such Shareholder has provided (and shall provide upon the request of the Corporation) the other Shareholders with true and complete copies of its constating documents and documentation evidencing all directors, officers, shareholders, trustees and beneficiaries of such Shareholder, as applicable;

3.1.4 that this Agreement has been duly executed, authorized and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies;

3.1.5 that such Shareholder is not a non-resident of Canada or is a “Canadian partnership” for purposes of the Tax Act; and

3.1.6 that all of the foregoing representations and warranties shall continue to be true and correct during the continuance of this Agreement, subject to the representations and warranties contained in sections 3.1.1 being deemed modified to reflect any Transfers of Corporation Securities permitted by this Agreement.

3.2	Additional Representations and Warranties by Management Shareholders

Each Management Shareholders acknowledges and agrees that:

3.2.1 all Village Farms Shares to be issued pursuant to Article 4 and Article 5 will be issued pursuant to an exemption under applicable securities laws and have not been qualified by any prospectus or registration statement in any jurisdiction;

3.2.2 it is not a “U.S. person” as defined in Regulation S under the U.S. Securities Act;

3.2.3 it is a holding entity of an employee or executive officer of a “related entity” of Village Farms or is an “accredited investor”, as such terms are defined in National Instrument 45-106 – Prospectus Exemptions of the Canadian securities administrators;

3.2.4 no securities regulatory authority has made any finding or determination as to the merit for investment in, or made any recommendation or endorsement with respect to, the Village Farms Shares;

3.2.5 all Village Farms Shares to be issued pursuant to Article 4 and Article 5 are subject to the restrictions on resale set forth in section 3.8 and there is no guarantee that such Management Shareholder will be able to sell its Village Farms Shares at a price and within a time period that are acceptable to such Management Shareholder, or at all;

3.2.6 such Management Shareholder did not ask for, and was not provided with, any offering memorandum or other document or information in respect of the Village Farms Shares, other than documents that are publicly available and may be accessed on Village Farms’ SEDAR profile at www.sedar.com;

3.2.7 such Management Shareholder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Village Farms Shares; and

3.2.8 that all of the foregoing representations and warranties shall, subject to section 7.8, continue to be true and correct during the continuance of this Agreement.

3.3	General Prohibition on Transfer

During the continuance of this Agreement, none of the Shareholders shall deal with any Corporation Securities or any interest therein or Transfer any Corporation Securities now or hereafter held by such Shareholder except in accordance with this Agreement. A purported Transfer of any Corporation Securities in violation of this Agreement shall not be valid and, to the maximum extent permitted by law, the Corporation shall not register, nor permit any transfer agent to register, any such Corporation Securities on the securities register of the Corporation, nor shall any voting rights attaching to or relating to such Corporation Securities be exercised, nor shall any purported exercise of such voting rights be valid or effective, nor shall any dividend or distribution be paid or made on such Corporation Securities (but any such denied dividend or distribution shall be paid when the breach is cured). Each Shareholder that purports to make a Transfer of any Corporation Securities in violation of this Agreement agrees to donate and hereby donates to the Corporation all dividends and distributions paid or made on such Corporation Securities during the period of such prohibited Transfer (but any such donated dividend or distribution shall be paid when the breach is cured). The provisions of the immediately preceding sentence are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Agreement. For the avoidance of doubt, no party hereto shall avoid the provisions of this Agreement by making one or more Transfers permitted by section 3.4 and then disposing of all or any portion of such party’s interest in such Person.

3.4	Permitted Transfers of Corporation Securities

Notwithstanding anything contained herein to the contrary and subject only to the requirements of the Articles:

3.4.1 a Management Shareholder may Transfer, in whole or in part, its Corporation Securities and rights under this Agreement to Village Farms pursuant to sections 4.1 or 4.2; and

3.4.2 Village Farms may Transfer in whole or in part, its Corporation Securities and rights under this Agreement to an Affiliate of Village Farms.

Notwithstanding anything contained in this Article 3, a Shareholder may Transfer its Corporation Securities to any Person if such Transfer is approved by Village Farms in writing in its sole and unfettered discretion and subject to section 3.5.

3.5	No Registration of Transfer Unless Transferee is Bound

If, pursuant to any provision of this Agreement, a Shareholder Transfers such Shareholder’s Corporation Securities to any other Person, (i) no Transfer of such Corporation Securities shall be made nor shall it be effective, and (ii) no application shall be made to the Corporation or to the Corporation’s transfer agent to register the Transfer, and the Corporation shall not, nor shall it permit any transfer agent to, register any such Transfer on the securities register of the Corporation until the proposed transferee becomes subject to (x) all of the obligations of the transferor under this Agreement (in which case the proposed transferee shall become entitled to exercise all the rights of the transferor under this Agreement) in respect of the Transferred Corporation Securities and (y) the rights and obligations of the transferring Shareholder under the Share Purchase Agreement, and agrees to be bound by all of the provisions hereof in respect of the Transferred Corporation Securities as if it were an original signatory hereto pursuant to, at the Board’s election, an assumption agreement substantially in the form attached as Schedule B hereto or other agreement in form and substance satisfactory to the Board. The foregoing does not apply to a Transfer of the Corporation Securities by a Shareholder to Village Farms pursuant to this Agreement.

3.6	Notation on Corporation Share Certificates

3.6.1 In addition to any legends required by applicable securities laws, all share certificates representing Corporation Securities shall have the following statement conspicuously noted thereon:

“There are restrictions on the right to transfer the shares represented by this certificate. In addition, such shares are subject to a Unanimous Shareholder Agreement dated the 15th day of November, 2021 between Rose Lifescience Inc., Village Farms International, Inc., [***Redacted – Commercially Sensitive Information***]. and [***Redacted – Commercially Sensitive Information***]., as the same may be amended from time to time, and may not be pledged, sold or otherwise transferred except in accordance with the provisions thereof.”

3.6.2 All certificates representing securities issued by the Corporation which are convertible into shares in the capital of the Corporation or evidencing a right to acquire shares in the capital of the Corporation shall contain a statement substantially to the same effect.

3.7	Shareholders to Facilitate Permitted Transfers

3.7.1 Each of the Shareholders agrees that it shall give and execute all necessary consents and approvals to a Transfer of the Corporation Securities permitted under this Agreement as soon as the relevant provisions of this Agreement relating to the Transfer have been complied with.

3.7.2 Each of the parties (i) consents to a Transfer of the Corporation Securities made in accordance with this Agreement and (ii) agrees to provide (and to use its reasonable best efforts to cause its nominee Directors to provide) any other consent necessary or desirable to satisfy any restriction on the Transfer of the Corporation Securities contained in the Articles or by laws.

3.8	Legends on Village Farms Shares

All certificates issued in respect of or exchange for the Village Farms Shares that may be issued pursuant to Article 4 and Article 5 shall bear a legend (and Village Farms will make a notation on its transfer books to such effect) prominently stamped or printed thereon reading substantially as follows, or the substance of which will otherwise be reflected on the books and records of the transfer agent of the Village Farms Shares with respect to book-entry shares:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR ANY U.S. STATE SECURITIES LAWS. THE HOLDER HEREOF AGREES FOR THE BENEFIT OF VILLAGE FARMS INTERNATIONAL, INC. (THE “CORPORATION”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, (B) IN ACCORDANCE WITH (1) RULE 144A OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT, AND IN EACH CASE, IN COMPLIANCE WITH ANY APPLICABLE U.S. STATE SECURITIES LAWS; PROVIDED THAT TRANSFERS UNDER CLAUSE (B)(2) OR (C) SHALL BE PERMITTED ONLY AFTER THE HOLDER HAS FURNISHED TO THE CORPORATION (AND IF APPLICABLE, THE CORPORATION’S TRANSFER AGENT) AN OPINION OF COUNSEL OF RECOGNIZED STANDING OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH EXEMPTION(S) FROM REGISTRATION ARE AVAILABLE.”

ARTICLE 4

PUT AND CALL RIGHTS

4.1	Put Right in Favour of Management Shareholders

4.1.1 Each Management Shareholder may, within thirty (30) days following the occurrence of a Put Right Event with respect to such Management Shareholder, by written notice (the “Put Right Notice”) to Village Farms and the Corporation (the date such notice is received in this section 4.1 herein referred to as the “Put Right Notice Date”) elect to sell to Village Farms all of the Corporation Securities then held by such Management Shareholder. Delivery of a Put Right Notice shall constitute the irrevocable election by the Management Shareholder to sell all of the Corporation Securities owned by it to Village Farms and, upon the receipt of the Put Right Notice, Village Farms shall be obligated to purchase from such Management Shareholder all such Corporation Securities for the Put Right Price in accordance with this Agreement. For greater certainty, the Management Shareholders shall no longer be entitled to exercise their right under this section 4.1.1 in respect of a particular Put Right Event if such right has not been exercised within thirty (30) days following the occurrence of that Put Right Event.

4.1.2 For purposes of this section 4.1, a “Put Right Event” shall include, with respect to any Management Shareholder, any of the following events:

4.1.2.1 the occurrence of a Deemed VF Liquidity Event; or

4.1.2.2 the death or Disability of the Principal of such Management Shareholder.

4.1.3 For purposes of this section 4.1, unless Village Farms and the relevant Management Shareholder agree otherwise, the “Put Right Price” for all of the issued and outstanding Corporation Securities held by a Management Shareholder at any time shall be:

4.1.3.1 in the event that a Management Shareholder exercises its right under section 4.1.1 following the occurrence of a Deemed VF Liquidity Event,

4.1.3.1.1 prior to December 31, 2022, $[***Redacted – Commercially Sensitive Information***];

4.1.3.1.2 between January 1, 2023 and December 31, 2023, an amount equal to the greater of: (i) $[***Redacted – Commercially Sensitive Information***] or (ii) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied in each case by the Proportionate Share;

4.1.3.1.3 between January 1, 2024 and December 31, 2024, an amount equal to the greater of (i) $[***Redacted – Commercially Sensitive Information***] or (ii) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied in each case by the Proportionate Share; and

4.1.3.2 in the event that a Management Shareholder exercises its right under section 4.1.1 following the occurrence of a Put Right Event specified in section 4.1.2.2, an amount equal to (i) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied by (ii) the Proportionate Share.

4.1.4 The date of closing for the purchase and sale of Corporation Securities pursuant to this section 4.1 shall be thirty (30) days after the Put Right Notice Date and the process for closing such purchase and sale shall occur in accordance with section 5.1.

4.2	Call Right in Favour of Village Farms

4.2.1 Village Farms shall be entitled to exercise the following rights:

4.2.1.1 within ninety (90) days following the occurrence of a Deemed VF Liquidity Event, Village Farms may, by written notice (the “Call Right Notice”) to any Management Shareholder and the Corporation (the date such notice is received in this section 4.2 herein referred to as the “Call Right Notice Date”) elect to purchase all of the Corporation Securities then held by such Management Shareholder for the Call Right Price;

4.2.1.2 at any time following December 31, 2022 but no later than the date that is the earliest of (i) the date of filing of the Village Farms Financial Statements with respect to the previous Fiscal Year, and (ii) March 31, 2023, Village Farms shall be entitled, by Call Right Notice transmitted to any Management Shareholder and the Corporation, to elect to purchase up to thirty-four (34) percent of the Corporation Securities then held by such Management Shareholder for the Call Right Price; and

4.2.1.3 at any time following December 31, 2024 but no later than the date that is the earliest of (i) the date of filing of the Village Farms Financial Statements with respect to the previous Fiscal Year, or (ii) March 31, 2025, Village Farms shall be entitled, by Call Right Notice transmitted to any Management Shareholder and the Corporation to elect to purchase all of the Corporation Securities then held by the Management Shareholders for the Call Right Price.

4.2.2 Delivery of a Call Right Notice shall constitute the irrevocable election by Village Farms to purchase the Corporation Securities owned by the Management Shareholders as set forth in such Call Right Notice and, upon the receipt of the Call Right Notice, such Management Shareholder shall be obligated to sell to Village Farms all such Corporation Securities in accordance with this Agreement.

4.2.3 For purposes of this section 4.2, unless Village Farms and the relevant Management Shareholder agree otherwise, the “Call Right Price” for the purchase and sale of Corporation Securities held by a Management Shareholder pursuant to this section 4.2 shall be:

4.2.3.1 in the event that Village Farms exercises its call right under section 4.2.1.1 following the occurrence of a Deemed VF Liquidity Event,

4.2.3.1.1 prior to December 31, 2022, $[***Redacted – Commercially Sensitive Information***];

4.2.3.1.2 between January 1, 2023 and December 31, 2023, an amount equal to the greater of: (i) $[***Redacted – Commercially Sensitive Information***] or (ii) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied in each case by the Proportionate Share;

4.2.3.1.3 between January 1, 2024 and December 31, 2024, an amount equal to the greater of (i) $[***Redacted – Commercially Sensitive Information***] or (ii) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied in each case by the Proportionate Share; and

4.2.3.2 when Village Farms exercises its call right under section 4.2.1.2 or 4.2.1.3 of this Agreement, an amount equal to (i) [***Redacted – Commercially Sensitive Information***] times the EBITDA of the Corporation for the immediately preceding calendar year calculated in accordance with section 2.4, multiplied by (ii) the Proportionate Share.

4.2.4 The date of closing for the purchase and sale of Corporation Securities pursuant to this section 4.2 shall be thirty (30) days after the latest of (i) the Call Right Notice Date, and (ii) the date at which the Statement of EBITDA for the previous calendar year shall have become final and binding on the Parties in accordance with section 2.4. The process for closing such purchase and sale of Corporation Securities pursuant to this section 4.2 shall occur in accordance with Article 5.

4.3	Satisfaction of Put Right Price and Call Right Price

4.3.1 Subject to sections 4.3.3, 4.3.4, 4.3.5 and 4.3.6, the payment of each Put Right Price and of each Call Right Price in connection with any exercise by Village Farms of its call right under section 4.2.1.1, as applicable, shall be satisfied by:

4.3.1.1 a cash payment in an amount representing forty (40) percent of the total amount then payable; and

4.3.1.2 a number of Village Farms Shares corresponding to an aggregate issuance price representing sixty (60) percent of the amount then payable divided by the ten (10)-day VWAP of the Village Farms Shares traded on NASDAQ as of the last trading day prior to the closing of the purchase and sale of the Corporation Securities.

4.3.2 Subject to section 4.3.5, the payment of each of the Call Right Price in connection with any exercise by Village Farms of its call right under section 4.2.1.2 or section 4.2.1.3, as applicable, shall be satisfied by a cash payment in an amount representing the total Call Right Price then payable.

4.3.3 Notwithstanding anything to the contrary in this Agreement, the total number of Village Farms Shares to be issued pursuant to this Agreement and pursuant to the Share Purchase Agreement shall not, in the aggregate when taken together with all Village Farms Shares previously issued pursuant to this Agreement and the Share Purchase Agreement, exceed 20% of the total issued and outstanding shares of Village Farms (on a pre-Transaction basis, as such term is defined in the Share Purchase Agreement). If any Put Right Price or Call Right Price becomes payable by Village Farms Shares in an amount that would exceed the abovementioned cap, the amount of such Village Farm Shares that would result in such excess shall become payable in cash.

4.3.4 Notwithstanding section 4.3.1, (i) Village Farms shall have the sole unfettered discretion to replace at any time any portion of the Put Right Price or Call Right Price payable by the issuance of Village Farms Shares with an equivalent cash amount payable as at the same date as such portion of the Put Right Price or Call Right Price is required to be paid pursuant to this Agreement and (ii) only whole Village Farms Shares shall be issued pursuant to this section 4.3 and the number of Village Farms Shares to be issued at any time to a Shareholder hereunder shall be rounded up or down to the nearest whole number, if applicable.

4.3.5 Subject to the below, Village Farms shall not be required, in connection with any exercise of a call right or put right under this Article 4, to pay any cash amount or issue any Village Farms Shares as part of the Put Right Price or the Call Right Price payable to any Management Shareholder in connection therewith for so long as there are any amounts outstanding under any VFF Loan, including any principal amount or accrued interest thereon, which cannot be paid by the Corporation. Notwithstanding the foregoing, any outstanding amount under any VFF Loan may be repaid by the Management Shareholders in order to extinguish such VFF Loan. In such case, Village Farms shall be required to make all applicable payments herunder to the Management Shareholders.

4.3.6 Notwithstanding anything to the contrary in this Agreement, Village Farms shall not be required to issue any Village Farms Shares unless it is satisfied that a valid prospectus exemption applies to such issuance under applicable Canadian securities laws.

ARTICLE 5

CLOSING PROCEDURES

5.1	Closing Procedures

5.1.1 If a purchase and sale of Corporation Securities is made pursuant to this Agreement, the following shall apply, subject to any express provisions to the contrary in any purchase and sale agreement relating thereto:

5.1.1.1 The purchase price shall be paid (i) in respect of any cash payment, by wire transfer, and (ii) in respect of any payment of Village Farm Shares, by delivery of one or more DRS advices evidencing the issuance of such shares, in each case, against receipt by the purchaser of the certificate or certificates representing the Corporation Securities being purchased, duly endorsed for transfer in blank, together with resignations by the vendor and its nominees (if the vendor is selling all of its Corporation Securities), if any, as directors of the Corporation or its Subsidiaries and releases in favour of the Corporation and its Subsidiaries of all claims which such directors, officers and employees may have against the Corporation or its Subsidiaries, other than in respect of indemnification in accordance with the by-laws of the Corporation or its Subsidiaries or other indemnification or insurance arrangements and employment related matters, and reciprocal resignations from the Corporation and each Subsidiary, as applicable.

5.1.1.2 If the date for completion of any transaction of purchase and sale falls on a day which is not a Business Day, the transaction shall be completed on the first Business Day following such date. Closing shall take place at 11:00 a.m. on the date for completion at the registered principal office of the Corporation or at such other time and place as may be agreed to by the parties to the transaction.

5.1.1.3 The acceptance by the vendor of payment for the Corporation Securities being purchased and sold shall constitute a representation and warranty by the vendor that the vendor has good and marketable title to such Corporation Securities free and clear of any lien, charge, pledge, encumbrance, security interest or adverse claim, except the terms of this Agreement. Notwithstanding the foregoing, the vendor shall deliver to the purchaser all such documents, instruments and releases and shall do all such acts and things as the purchaser may reasonably request, whether before or after completion of the transaction, to vest such title in the purchaser.

5.1.1.4 If, at the time of closing, the vendor shall not complete the sale for any reason, the purchaser shall have the right to deposit the purchase price for the Corporation Securities to be purchased and sold for the account of the vendor in an account with the bankers of the Corporation and, if applicable, deliver of one or more DRS advices evidencing the issuance of Village Farms Shares to the vendor and such deposit and/or delivery shall constitute valid and effective payment of the purchase price to the vendor. Thereafter the purchaser shall have the right to execute and deliver any deeds, stock transfers, assignments, resignations, releases and other documents as may, in the reasonable opinion of the purchaser, be necessary or desirable in order to complete the transaction. If payment of the purchase price is so deposited and/or delivered, then from and after the date of deposit and/or delivery, notwithstanding that certificates or instruments evidencing the Corporation Securities, as applicable, may not have been delivered to the purchaser, the purchase of the Corporation Securities shall be deemed to have been fully completed and the records of the Corporation shall be amended accordingly and all right, title, benefit and interest, both at law and in equity, in and to the Corporation Securities shall be conclusively deemed to have been transferred and assigned to and become vested in the purchaser and all right, title, benefit and interest of the vendor and of any other Person (other than the purchaser) having any interest therein, legal or equitable, in any capacity whatsoever shall cease.

5.1.2 At the time of the sale of Corporation Securities made pursuant to this Agreement, if section 116 of the Tax Act is applicable to the sale, the vendor shall provide to the purchaser either:

5.1.2.1 a statutory declaration of the vendor that such vendor is not a non-resident of Canada or is a “Canadian partnership” for purposes of the Tax Act; or

5.1.2.2 a certificate from the Canada Revenue Agency under section 116 of the Tax Act certifying that all taxes payable in connection with the transaction have been paid or that no taxes are payable in respect of the transaction;

provided that, if no declaration or certificate is delivered by the vendor, the purchaser shall be entitled to deduct from the purchase price payable to the vendor an amount equal to the amount of tax for which the purchaser may be liable (as determined solely by the purchaser, acting reasonably) under the Tax Act. For greater certainty, section 116 of the Tax Act shall not be considered to be applicable in any case where the vendor of the Corporation Securities being sold represents and warrants to the reasonable satisfaction of the Board (or in the case of a sale to an Arm’s Length party, to the reasonable satisfaction of such Arm’s Length party), at the relevant time of the sale, that such Corporation Securities are not “taxable Canadian property” of such vendor for purposes of the Tax Act, unless there is a change in law in connection with section 116 of Tax Act.

5.1.3 For the purposes of this section 5.1, any reference to the vendor shall mean the Shareholder or Shareholders who are deemed to be the holder of the Corporation Securities being sold under this Agreement.

5.2	Governmental or Third Party Approvals

If any Governmental Approval or third party approval is required by a purchaser of Corporation Securities under any provision of this Agreement, then, notwithstanding anything contained in this Agreement, the time period specified in this Agreement for acceptance of the offer by the purchaser or closing, as applicable, shall be extended for up to an additional sixty (60) days to permit the purchaser to obtain the necessary Governmental Approval or third party approval. Any such application for Governmental Approval or third party approval shall be the sole responsibility of the purchaser who shall also be responsible for all costs and expenses incurred in connection therewith. The Shareholders and the Corporation shall use commercially reasonable efforts to cooperate with the purchaser in any application for any Governmental Approval or third party approval.

ARTICLE 6

DISPUTE RESOLUTION

6.1	Dispute Resolution

6.1.1 Subject to section 6.2, all disputes, disagreements, controversies, questions or claims arising out of or relating to this Agreement, except as expressly provided herein, and all other agreements entered into pursuant to the terms of this Agreement, including, without limitation, with respect to its execution, validity, application, interpretation, performance, breach, termination or enforcement (“Disputes”), shall be promptly brought to the attention of the Chief Executive Officer, Chief Financial Officer (or equivalent position) or the Principal of each Shareholder (each an “Affected Principal” and, collectively, the “Affected Principals”), in each case to the extent such Shareholder is a party to the Dispute, who shall discuss the matter in good faith and try to resolve the Dispute.

6.1.2 If the Affected Principals are unable to agree within ten (10) Business Days after receipt of notice of the Dispute, or within such shorter time or additional time as they may determine jointly in writing, the matter shall ultimately be determined by the courts of the province of Québec, district of Montréal.

6.1.3 If the Affected Principals are able to resolve the Dispute in accordance with section 6.1.1 or a Dispute is resolved in accordance with section 6.1.2, each of the Shareholders shall cause such meetings to be held, votes to be cast, resolutions to be passed, documents to be executed and all other things and acts to be done to ensure any action resolved to be taken is taken to the fullest extent possible.

6.2	Exceptions

Section 6.1 shall not apply in respect of any EBITDA Dispute, third party claim or equitable relief.

ARTICLE 7

GENERAL PROVISIONS

7.1	Non-Competition, Non-Solicitation and Non-Disparagement

For so long as each Management Shareholder holds any Corporation Securities (and, for a period of [***Redacted – Commercially Sensitive Information***]following the date on which such Shareholder does not hold any Corporation Securities), such Shareholder and its Principal covenants, undertakes and agrees that it shall not, and shall not cause, directly or indirectly, in any manner whatsoever including, without limitation, either individually, through an Affiliate (which term for the purpose of this Article 7 shall include Principals), or in partnership, jointly or in conjunction with any other Person on their own behalf or on behalf of any Person (including such Shareholder), whether directly or indirectly, including, without limitation, as an employer, employee, principal, agent, director or shareholder (or other equity holder), joint venturer, partner, member, contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, investor, lender or trustee:

7.1.1 be engaged in any undertaking that competes with the Business in the provinces of Québec or Ontario;

7.1.2 advise, manage, carry on, establish, acquire Control of, be engaged in, render services to (including selling, transferring, licensing any products or software to), have any financial or other interest in (including an interest by way of royalty or other compensation arrangements), or permit the Management Shareholder’s or their respective Affiliates’ names or any part thereof to be used or employed in connection with any Person that engages or plans to engage directly or indirectly in any business that is the same as or substantially similar to the Business or any material part thereof, except as may be expressly permitted in writing in advance by the Corporation (which permission may be granted or denied in the sole discretion of the Corporation);

7.1.3 do or assist any person in doing any of the following: offer employment to, solicit or attempt to solicit the employment of, hire or induce or otherwise encourage any Person who is an employee or who has been an employee within one (1) year of the time of solicitation or hiring or inducement, as applicable, to leave their position or employment or terminate their contractual arrangement (as applicable), or assist or encourage any such employee to accept employment or engagement elsewhere, provided that nothing herein shall prohibit or restrict (i) each Management Shareholder or their respective Affiliates from employing any such Person: (a) whose employment was terminated by the Corporation or any of its Subsidiaries; and (b) who responds to general advertisements for employment not specifically directed towards such Person unless such Person is an individual listed on Schedule C hereto;

7.1.4 do or assist any Person in doing any of the following (w) canvas, solicit or procure any business from any customer or distributor for the purpose of selling to such customer or distributor, as the case may be, any products or services which are the same as or substantially similar to any of those manufactured, distributed, designed or sold, as applicable, by the Business; (x) purchase from any supplier, supplies or raw materials for the purpose of manufacturing, distributing, designing or selling any products or services which are the same as or substantially similar to any of those manufactured, distributed, designed or sold by the Business; (y) direct or attempt to direct any customer, supplier or distributor away from the Business, for the purpose of reducing such Person’s business with the Business, or to restrict, limit, discontinue or cease considering purchasing or selling any products or services provided by or to the Business or to reduce such Person’s business with the Business, or to not grant any new business to the Business; or (z) interfere or attempt to interfere with the Business or persuade or attempt to persuade any customer, supplier, distributor or employee to discontinue, change or alter any one or more of their relationships or potential relationships with the Business or that would otherwise have a material adverse effect on the Business;

7.1.5 make any public statement that is intended to disparage the Corporation or any of its Subsidiaries or any of their respective employees, officers, shareholders, directors, partners, representatives or agents, unless the applicable Management Shareholder is specifically required to do so by any applicable law or Governmental Authority (after giving the Corporation or any of its Subsidiaries timely notice and sufficient opportunity to intervene, if practical and permitted by such applicable law or Governmental Authority);

7.1.6 Notwithstanding the provisions of this section 7.1, nothing therein shall preclude any Management Shareholder or their respective Affiliates from owning the issued shares (or other securities) of any other Person, the shares (or other securities), which carries on a business that competes with the Business, solely as an investment if the applicable Management Shareholder or their respective Affiliates: (i) are not a Controlling Person of, or a member of a group that Controls, such Person; (ii) do not have any ability or opportunity to influence or direct the conduct or management of such Person or its business, including by way of investment through any pooled private investment vehicle; and (iii) do not, directly or indirectly, own more than five percent (5%) of any class of securities of such Person.

7.2	Acknowledgment by Management Shareholder

7.2.1 Each Management Shareholder acknowledges that a breach or threatened breach of section 7.1 would give rise to irreparable harm to the Corporation and its Subsidiaries and/or the other Shareholders, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach of section 7.1, the Corporation or its Subsidiaries and each other Shareholder shall, in addition to any and all other rights and remedies that may be available to it or any other member of the Corporation or its Subsidiaries in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

7.2.2 Each Management Shareholder acknowledges that the restrictions contained in section 7.1 are reasonable and necessary to protect the legitimate interests of the Corporation or its Subsidiaries and the Shareholders and constitute a material inducement to the Corporation and Shareholders to enter into this Agreement. In the event that any covenant contained in section 7.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in section 7.1 and each provision hereof are severable and distinct covenants and provisions, including severable and distinct from any similar covenants or provisions contained in any other agreement to which any Management Shareholder is a party or otherwise bound, and shall operate in addition to, and in parallel with, any such other or similar covenants or provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

7.3	Confidentiality

Each Management Shareholder and the Principal of such Management Shareholder, as applicable, acknowledges and agrees that in the course of its involvement as a Shareholder, it has received and may continue to receive Confidential Information. Each Management Shareholder and the Principal of such Management Shareholder, as applicable, shall not and shall not cause or permit any of their Affiliates to, for as long as the Confidential Information remains confidential, directly, indirectly or otherwise, for any purpose, use, communicate, distribute, disclose, disseminate, make available to any third party, lecture upon or publish articles relating to the Confidential Information, provided, however, that nothing in this section 7.3 shall preclude a Management Shareholder from disclosing or using Confidential Information:

7.3.1 if the Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement;

7.3.2 if disclosure is required to be made by any law, regulation, Governmental Authority or body or by court or arbitral order; provided that the Management Shareholder shall (i) promptly notify the Corporation in writing of its obligation to disclose, (ii) disclose only that portion of information that they are legally required to disclose on the advice of their legal counsel and (iii) at the Management Shareholder’s expense, use reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded to such Confidential Information by the recipients thereof;

7.3.3 if the information is hereafter independently developed by the Management Shareholder without the use or reference of any Confidential Information;

7.3.4 if any Management Shareholder is engaging or proposing to engage in any transaction contemplated under the terms hereof and enters into customary confidentiality agreements for transactions of such nature to facilitate such a transaction;

7.3.5 to its directors and officers where such directors or officers are instructed by the Management Shareholder to treat any Confidential Information in accordance with the terms of this Agreement provided that any breach of this Agreement by such parties shall be deemed to be a breach of this Agreement by the applicable disclosing Management Shareholder; or

7.3.6 to such Management Shareholder’s attorneys, accountants or tax advisors where such attorneys, accountants or tax advisors are instructed by the Management Shareholder to treat any Confidential Information in accordance with the terms of this Agreement provided that any breach of this Agreement by such parties shall be deemed to be a breach of this Agreement by the applicable disclosing Management Shareholder.

The provisions of this section 7.3 shall apply during the term of this Agreement and for three years following termination of this Agreement, and shall continue to apply to any Management Shareholder (and Principal of such Management Shareholder, as applicable) who ceases to be a Management Shareholder for three (3) years following the date that it ceases to be a Management Shareholder.

7.4	Remedies

Each Shareholder acknowledges that a breach or threatened breach by such Shareholder of any provision of this Article 7 may result in the Corporation and the other Shareholders suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Shareholder agrees that the Corporation and any other Shareholder may be entitled to seek interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation or any other Shareholder may become entitled.

7.5	All Corporation Securities Subject to this Agreement; Independent Legal Advice

7.5.1 Each of the Shareholders agrees that it shall be bound by the terms of this Agreement with respect to all Corporation Securities held by it from time to time.

7.5.2 Each of the Shareholders acknowledges that he, she or it: (i) has been advised to obtain independent legal advice; (ii) has obtained independent legal advice or has expressly determined not to seek such advice; and (iii) is entering into this Agreement on its own free shall with full knowledge of the contents of this Agreement and its rights and obligations under this Agreement.

7.6	Indemnity by the Corporation

The Corporation will enter into an indemnity agreement with the Principal of each Management Shareholder, in his capacity as an officer of the Corporation.

7.7	Term and Termination

This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in force until the earliest of:

7.7.1 the date on which one Shareholder holds all the Corporation Securities; and

7.7.2 the date on which this Agreement is terminated by written agreement of all the Shareholders.

Notwithstanding the foregoing, following the termination of this Agreement pursuant to this section 7.7, the provisions of sections 7.1 to 7.5, inclusive, and all other provisions required to give effect to the intention of the parties as reflected therein, shall continue in force in accordance with their terms. Where requested by any of the relevant parties, the other relevant parties shall enter into separate agreements to reflect such continuing provisions of this Agreement.

7.8	Ceasing to be a Shareholder

Any Shareholder that ceases to hold the Corporation Securities shall, at the same time, cease to be a party to this Agreement. Notwithstanding the foregoing, the provisions of sections 7.1 to 7.5, inclusive, and all other provisions required to give effect to the intentions reflected therein, shall continue to apply to such Shareholder in accordance with their terms after such Shareholder ceases to be a party hereto and, if so requested, such Shareholder shall enter into a separate agreement with the Corporation to affect such continuing obligations.

7.9	Termination Not to Affect Rights or Obligations

Except as expressly otherwise provided herein, a termination of this Agreement shall not affect or prejudice any rights or obligations which have accrued or arisen under this Agreement prior to the time of termination and such rights and obligations shall survive the termination of this Agreement.

7.10	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid mail, by means of electronic communication or by delivery as hereafter provided. Any such notice or other communication, if mailed by prepaid mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a)	If to the Corporation:

c/o Village Farms International, Inc.

4700-80th Street

Delta, British Columbia

V4K 3N3

Attention: [***Redacted – Personally Identifying Information***]

Email: [***Redacted – Personally Identifying Information***]

with a copy which shall not constitute notice to:

Torys LLP

1 Place Ville Marie, Suite 2880

Montréal, QC H3B 4R4 Canada

Attention: Guillaume Lavoie

Email: [***Redacted – Personally Identifying Information***]

(b)	If to Village Farms:

Village Farms International, Inc.

4700-80th Street

Delta, British Columbia

V4K 3N3

Attention: [***Redacted – Personally Identifying Information***]

Email: [***Redacted – Personally Identifying Information***]

with a copy which shall not constitute notice to:

Torys LLP

1 Place Ville Marie, Suite 2880

Montréal, QC H3B 4R4 Canada

Attention: Guillaume Lavoie

Email: [***Redacted – Personally Identifying Information***]

(c)	If to [***Redacted – Personally Identifying Information***];

[***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

Email: [***Redacted – Personally Identifying Information***]

with a copy which shall not constitute notice to

Blake, Cassels & Graydon LLP

1 Place Ville Marie, Suite 3000

Montréal, QC H3B 4N8

Attention: Tricia Kuhl

Email: [***Redacted – Personally Identifying Information***]

(d)	If to [***Redacted – Personally Identifying Information***];

[***Redacted – Personally Identifying Information***]

Attention: [***Redacted – Personally Identifying Information***]

Email: [***Redacted – Personally Identifying Information***]

with a copy which shall not constitute notice to

Blake, Cassels & Graydon LLP

1 Place Ville Marie, Suite 3000

Montréal, QC H3B 4N8

Attention: Tricia Kuhl

Email: [***Redacted – Personally Identifying Information***]

7.11	Time of Essence

Time is of the essence of this Agreement.

7.12	Further Assurances

Each of the Shareholders agrees that it shall be bound by the terms of this Agreement with respect to all the Corporation Securities held by it and shall vote and act at all times as a shareholder of the Corporation and in all other respects use commercially reasonable efforts to take all such steps, execute all such documents and do all such acts and things as may be reasonably within such Shareholders’ power to implement to their fullest extent the provisions of this Agreement and to cause the Corporation to act in the manner contemplated by this Agreement.

7.13	Amendments and Waivers

No amendment, supplement, restatement or replacement (collectively an “amendment”) to or of this Agreement shall be valid or binding unless the approval of such amendment is set forth in writing and duly executed by Village Farms, provided that (i) any Shareholder disproportionately and adversely affected thereby relative to the other Shareholders shall also be required to approve such amendment in writing and duly executed by such Shareholder and (ii) the approval of each Management Shareholder shall be required for any amendments (excluding any administrative or clerical amendments, as determined by the Board in good faith, as reasonably agreed to by the Corporation’s external counsel) to this section 7.13. No waiver of any breach of any provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

7.14	No Third Party Beneficiaries

The Shareholders intend that this Agreement shall not benefit or create any right or cause of action in, or on behalf of, any Person other than the Shareholders and no Person, including any past, present or future director, officer, employee, consultant, advisor, incorporator, member, partner, stockholder, Affiliate, agent, lawyer, accountants, financial advisors and strategic and management consultants of any named party to this agreement, other than the Shareholders to this Agreement shall be entitled to rely on the provisions of this Agreement in any proceeding, hearing or other forum.

7.15	Counterparts

This Agreement may be signed in counterparts and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

7.16	Paramountcy

Subject to applicable law, if there is a conflict or inconsistency between the terms of this Agreement and the Articles or by-laws of the Corporation, the terms of this Agreement shall govern to the extent of that conflict or inconsistency and the Shareholders agree to use their commercially reasonable efforts to amend the Articles or by-laws of the Corporation to eliminate such conflict or inconsistency.

7.17	Enurement

7.17.1 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns and heirs, estate, executors and legal personal representatives.

7.17.2 Subject to section 1.8, each Shareholder may enforce the covenants, warranties and other obligations given to it in this Agreement independently.

7.17.3 Except as otherwise provided in this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable or transferable by any party without the prior written consent of the other parties, unless (i) the assignor Transfers any or all of the Corporation Securities owned by it to the assignee and such Transfer is permitted under and completed in accordance with this Agreement, and (ii) the assignee agrees to be bound by this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement.

ROSE LIFESCIENCES INC.

By:	/s/ Davide Zaffino
Name:Davide Zaffino Title:President and CEO

VILLAGE FARMS INTERNATIONAL, INC.

By:	/s/ Stephen C. Ruffini

Name:	Stephen C. Ruffini
Title:	Executive Vice President & Chief Financial Officer

[***Redacted – Personally Identifying Information***]

By:	[***Redacted – Personally Identifying Information***]

Name:	[***Redacted – Personally Identifying Information***]
Title:	[***Redacted – Personally Identifying Information***]

[***Redacted – Personally Identifying Information***]

By:	[***Redacted – Personally Identifying Information***]

Name:	[***Redacted – Personally Identifying Information***]
Title:	[***Redacted – Personally Identifying Information***]

[Signature page to Unanimous Shareholder Agreement]

SCHEDULE A

SHAREHOLDERS AND SHAREHOLDINGS

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K]

SCHEDULE B

ASSUMPTION AGREEMENT

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K]

B - 2

SCHEDULE C

PRINCIPALS

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K]

SCHEDULE D

Statement of EBITDA

[Omitted pursuant to Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of

Regulation S-K]

D - 2